EXHIBIT 10.1

REVISED AND AMENDED SIXTH WAIVER AND MODIFICATION AGREEMENT

This REVISED AND AMENDED SIXTH WAIVER AND MODIFICATION AGREEMENT (“Sixth Modification”) is made and entered into as of September 5, 2008, by and between BLASTGARD INTERNATIONAL, INC., a Colorado corporation (the “Company”), and the holders identified on the signature page hereto (each a “Holder” and collectively the “Holders”).  Capitalized terms used but not defined herein will have the meanings assigned to them in the Subscription Agreement (as defined below).

WHEREAS, the Company and the Holders entered into a Subscription Agreement dated as of December 2, 2004 (the “Subscription Agreement”); and

WHEREAS, Holders entered into a Modification and Waiver Agreement dated December 6, 2005 (Modification) as amended on June 7, 2006 (Second Modification), July 20, 2006 (Third Modification), March 20, 2007 (Fourth Modification) and on March 20, 2008 (Fifth Modification); and

WHEREAS, the Notes came due on the date hereof (i.e. August 29, 2008) and the Holders are willing and the Company agrees to the modification of certain rights under the Notes.

NOW, THEREFORE, the Company and the Holders hereby agree as follows:

SECTION 1.

Extension of Maturity Date of the Note.  As consideration of the payment of default interest calculated at the rate of 21% per annum for the period April 1, 2008 through September 30, 2008, the Holders agree to extend the Maturity Date of the Notes to November 1, 2008 (the “Revised and Extended Maturity Date”). Commencing October 1, 2008 and thereafter, the interest rate shall revert to an amount equal to 8% per annum. All terms described in the Fifth Modification shall remain in full force and effect, except for those described in this Sixth Modification.

SECTION 2.  Conversion.  Each Holder agrees to convert at a conversion price of $.10 per share, the amount of principal, accrued interest and penalty interest set forth beside each Holder’s name in accordance with Schedule A appended hereto.

SECTION 3.

Interest.  Commencing October 1, 2008 and on the first day of each month thereafter, interest shall be payable monthly in arrears at the rate of 8% per annum.

SECTION 4.

Miscellaneous.

(a)

Amendments. The Transaction Documents described in the Subscription Agreement of December 2, 2004, as amended by six Modification Agreements, represent the entire agreements among the parties. This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(b)

Counterparts.  This Sixth Modification may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(c)

Governing Law.  This Sixth Modification will be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the rules governing the conflicts of law.

(d)

Headings.  The headings in this Sixth Modification are for purposes of reference only, and will not limit or otherwise affect any of the terms hereof.

(e)

Severability.  The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the Company and the Holder have caused this Sixth Modification to be executed as of the date first written above.

BLASTGARD INTERNATIONAL, INC.

		By:	/s/ Michael J. Gordon
Michael J. Gordon, Chief Financial Officer

“HOLDERS”:

ALPHA CAPITAL ANSTALT		GENESIS MICROCAP INC.

By:		By:	/s/ Mat Drillman
(authorized officer)			(authorized officer)

/s/ Steven Gold		/s/ Asher Brand
STEVEN GOLD		ASHER BRAND

TRW HOLDINGS PTY LIMITED

By:	/s/ Gerry McGowan
(authorized officer)